                                                                [EXECUTION COPY]

                            FIRST AMENDMENT AGREEMENT

     This First Amendment Agreement, dated as of August 24, 2006 (this "First Amendment Agreement" or this "Agreement"), amends the Employee Agreement, dated as of January 26, 2006 (the "Employee Agreement"), by and between SOUTHERN UNION COMPANY, a Delaware corporation ("Seller"), and UGI CORPORATION, a Pennsylvania corporation ("Buyer"), and the Purchase and Sale Agreement, dated as of January 26, 2006 (the "Sale Agreement"), between Seller and Buyer.

                                    RECITALS

          WHEREAS, the parties desire to make certain amendments to the Employee Agreement and the Sale Agreement to the extent and in the manner hereinafter set forth; and

          WHEREAS, Section 10.1 of the Sale Agreement incorporates the terms and provisions of the Employee Agreement, and Section 13.12 of the Sale Agreement permits the amendment of the Sale Agreement only by an instrument in writing executed by Seller and Buyer.

          NOW, THEREFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     1. DEFINED TERMS. All capitalized terms used, but not defined, in this Agreement shall have the meanings ascribed or given to them under the terms of the Employee Agreement or the Sale Agreement.

     2. AMENDMENTS TO THE EMPLOYEE AGREEMENT. The parties hereby agree to the following amendments to the Employee Agreement:

          (A) SECTION 1.1. Section 1.1 of the Employee Agreement shall be amended to add the following definition:

          "Unfunded ABO under Seller's Pension Plan" shall mean the unfunded accumulated benefit obligation under Seller's Pension Plan, determined by Seller's actuaries in accordance with Statement of Financial Accounting Standard No. 87 as of the last day of the month preceding the Closing Date, based on (1) the most recently available January 1st census data projected to such last day of the month preceding the Closing Date, (2) asset values determined as of such last day of the month preceding the Closing Date, and (3) the discount rate, determined using the Citigroup Pension Discount Curve, determined as of the end of the month preceding the Closing Date, as posted on the Society of Actuaries' website; provided, however, that such determination by Seller's actuaries shall be subject to confirmation of such calculation by Buyer's actuaries."

          (B) SECTION 1.2. Section 1.2 of the Employee Agreement shall be amended to delete the reference to "Buyer's Pension Plan," which was defined in
Section 3.1 of the Employee Agreement.

          (C) SECTION 2.6. Section 2.6 of the Employee Agreement shall be amended to delete the final sentence of Section 2.6.

          (D) SECTION 3.1. Section 3.1 of the Employee Agreement shall be amended and restated in its entirety to read as follows:

          SECTION 3.1 PENSION PLANS. Seller has no defined benefit plan that covers the Employees and that is intended to be a qualified plan other than the Employees' Retirement Plan of Southern Union Company Pennsylvania Division ("Seller's Pension Plan"). No later than the Closing Date, Seller shall contribute, in cash, to Seller's Pension Plan an amount equal to the Unfunded ABO under Seller's Pension Plan, plus interest, at the discount rate as of the end of the month preceding the Closing Date used to determine the Unfunded ABO under Seller's Pension Plan, for the period beginning on the last day of the month preceding the Closing Date until the Closing Date. Effective as of the Closing Date, Buyer shall assume sponsorship of, and all assets (held in trust), liabilities and obligations under, Seller's Pension Plan, including liability for any contributions due after the Closing Date. Seller acknowledges and confirms to Buyer that, as a result of Seller's contribution of an amount equal to the Unfunded ABO under Seller's Pension Plan no later than the Closing Date, no further contributions with respect to Seller's Pension Plan will be required for the 2005 plan year. Seller also acknowledges and confirms to Buyer that Seller has made, on a timely basis, the first two required quarterly contributions with respect to Seller's Pension Plan for the 2006 plan year. On the Closing Date, or as soon as administratively feasible following the Closing Date, but in no event later than five business days after the Closing Date, the assets held in trust under Seller's Pension Plan shall be transferred, in accordance with the letter agreement between the parties relating to such transfer of assets, to a trust designated by Buyer to fund Seller's Pension Plan following the Closing Date. Seller and Buyer shall take all action necessary and appropriate to establish Buyer, effective as of the Closing Date, as successor to Seller as to all rights, assets (held in trust), duties, liabilities and obligations under or with respect to Seller's Pension Plan. Buyer shall be responsible for the preparation and filing of any annual reports relating to plan years that include the Closing Date; provided, however, that Seller shall furnish Buyer with such information concerning Seller's Pension Plan as is necessary to prepare such forms, specifically including an executed Schedule B attachment for the 2006 Form 5500, which Buyer may choose to use in connection with such filing. Seller shall be responsible for the preparation and filing of any annual reports relating to all plan years ending prior to the Closing Date.

     3. AMENDMENTS TO THE SALE AGREEMENT. The parties hereby agree to the following amendments to the Sale Agreement:

          (A) SECTION 1.1. Section 1.1 of the Sale Agreement shall be amended by
(i) amending clause (i) of the definition "Excluded Assets" by inserting at the beginning thereof the phrase "Except as otherwise provided in Section 6.9," and (ii) deleting the figure "$67,500,000" appearing in the definition "Working Capital Target" and substituting therefor the figure "$68,100,000".

          (B) SECTION 2.2(C). Section 2.2(c) shall be amended to read in its entirety: "(c) obligations and liabilities of Buyer and its Affiliates under the Employee Agreement and all liabilities or obligations relating to the matter set forth on Schedule 2.2(c).

          (C) SECTION 2.3. Section 2.3 shall be amended by deleting from clause
(e) thereof the phrase ", and all liabilities or obligations relating to the matter set forth on Schedule 2.3(b)".

          (D) SCHEDULE 2.3(B). Schedule 2.3(b) shall be redesignated as Schedule 2.2(c).

          (E) SECTION 5.13. Section 5.13 of the Sale Agreement shall be amended and restated in its entirety to read as follows:

          SECTION 5.13 EMPLOYEE BENEFIT MATTERS.

          (a) Schedule 5.13 lists (i) each "Employee Benefit Plan," as such term is defined in Section 3(3) of ERISA, that is covered by any provision of ERISA and that is maintained by Seller for the benefit of the Employees and each other material fringe benefit plan, policy or arrangement currently maintained by Seller for the benefit of the Employees that provides for pension, deferred compensation, bonuses, severance, employee insurance coverage or similar employee benefits (collectively, the "Employee Plans"); and (ii) each collective bargaining, union or other employee association agreement, employment agreement and other material agreement, policy or arrangement maintained by Seller for the Employees. Seller has made available to Buyer copies of all documents setting forth the terms of such plans, policies, agreements and arrangements, or summaries of any such plans, policies, agreements and arrangements not otherwise in writing.

          (b) Seller's Pension Plan and Seller's 401(k) Plan are the only Employee Plans that are intended to be qualified under Section 401(a) of the IRC.

          (c) The Subsidiary does not employ any Employees or any other individuals and does not currently maintain any Employee Plan.

          (d) To the Seller's Knowledge, each Employee Benefit Plan maintained by Seller for the benefit of the Employees has been established and administered in all material respects in accordance with its terms and the applicable provisions of ERISA and the IRC.

          (e) Seller has delivered to Buyer true, correct and complete copies of
(i) all current documents governing Seller's Pension Plan, and all amendments thereto, and to the extent that Seller has possession of same, any predecessor or prior versions of Seller's Pension Plan, (ii) all reports filed on or after November 4, 1999 by Seller, a

Benefits Affiliate or a Plan official with the United States Department of Labor, the IRS or any other federal or state regulatory agency with respect to Seller's Pension Plan, (iii) all summary plan descriptions, notices and other reporting and disclosure material furnished to participants in Seller's Pension Plan, (iv) all actuarial, accounting and financial reports, if any, prepared with respect to Seller's Pension Plan on or after November 4, 1999, (v) all current manuals, procedures, guidelines, forms, files and data pertaining to the administration of Seller's Pension Plan, (vi) all post-November 4, 1999 minutes, resolutions, determinations of any committee, person or other entity serving as plan administrator or otherwise acting in a fiduciary capacity with respect to the administration or management of Seller's Pension Plan, and (vii) all currently effective IRS ruling or determination letters on Seller's Pension Plan. The term "Benefits Affiliate" shall include (i) any corporation which is a member of a controlled group of corporations (as defined in section 414(b) of the IRC) which includes Seller, (ii) any trade or business (whether or not incorporated) which is under common control (as defined in section 414(c) of
IRC) with Seller, (iii) any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in section 414(m) of the IRC) which includes Seller and (iv) any other entity required to be aggregated with Seller pursuant to the regulations issued under section 414(o) of the IRC.

          (f) Seller's Pension Plan and provisions thereof, any trusts created thereby and the operation of Seller's Pension Plan are (and at all times have been) in compliance in all material respects with the terms of Seller's Pension Plan and conform (and at all times have been in compliance with and conformed) in all material respects to the applicable provisions of the IRC, ERISA and all other applicable statutes and governmental rules and regulations.

          (g) Seller's Pension Plan has been determined by the IRS to be qualified in form under section 401(a) of the IRC and exempt from tax under section 501(a) of the IRC, and each such determination remains in effect and has not been revoked. To the Seller's Knowledge, nothing has occurred with respect to the design or operation of Seller's Pension Plan that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty or tax under ERISA or the IRC. Any amendment to Seller's Pension Plan to comply with current law and regulations that is required to be made on or before the Closing Date has been timely made.

          (h) With respect to Seller's Pension Plan, there has occurred no non-exempt "prohibited transaction" (within the meaning of section 4975 of the IRC or section 406 of ERISA) or breach of any fiduciary duty described in section 404 of ERISA that could result in any liability, direct or indirect, for Seller or a Benefits Affiliate or any shareholder, officer, director or employee of Seller or a Benefits Affiliate. Seller and its Benefits Affiliates have paid all amounts that Seller and its Benefits Affiliates are required to pay as contributions to Seller's Pension Plan as of the Closing Date.

          (i) Seller and its Benefits Affiliates have not incurred any liability for any excise, income or other taxes or penalties with respect to Seller's Pension Plan, and to the Seller's Knowledge, no event has occurred and no circumstance exists or has existed that could give rise to any such liability. There are no pending or, to the Knowledge of Seller, threatened claims by or on behalf of Seller's Pension Plan, or by or on behalf of any participants in or beneficiaries of Seller's Pension Plan or other persons, alleging any breach of fiduciary duty on the part of Seller or any Benefits Affiliate or any of their officers, directors or employees under ERISA or any applicable law, or except as set forth in Schedule 5.13(i), claiming benefit payments other than those made in the ordinary operation of Seller's Pension Plan, nor is there any basis for any such claim. Seller's Pension Plan is not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other governmental entity, and no matters are pending with respect to Seller's Pension Plan under any IRS program. Seller has delivered to Buyer any memorandum pertaining to self-correction of any operational defects with regard to Seller's Pension Plan.

          (j) Neither Seller nor any Benefits Affiliate has made any plan or commitment, whether or not legally binding, to modify or change the terms of Seller's Pension Plan. Seller's Pension Plan may be amended or terminated without penalty by Buyer or its Benefits Affiliates at any time on or after the Closing, subject to any requirements under the collective bargaining agreements referred to in Section 2.2 of the Employee Agreement and subject to applicable legal requirements, specifically including the anti-cutback requirements under section 411(d)(6) of the IRC.

          (k) The only representations and warranties given in respect of employee benefit matters are those contained in this Section 5.13 and none of the other representations and warranties contained in this Agreement shall be deemed to constitute, directly or indirectly, a representation or warranty in respect of employee benefit matters.

          (F) SCHEDULE 5.13. The attached revised Schedule 5.13 to the Sale Agreement is hereby substituted for the original Schedule 5.13 to the Sale Agreement. The original Schedule 5.13 incorrectly listed the Southern Union Company Severance Pay Plan as the Southern Union Company Severance Plan, and it failed to list collective bargaining agreements. The Schedules to the Sale Agreement are further amended by the addition of new Schedule 5.13(i) in the form attached hereto.

          (G) SECTION 6.9. Section 6.9 of the Sale Agreement shall be amended in its entirety to read as follows:

          SECTION 6.9. INSURANCE.

          (a) At Buyer's request and expense, Seller agrees to use commercially reasonable efforts to assert and diligently pursue all rights to insurance coverage under the Policies (other than with respect to Workman's Compensation and punitive damage policies) and any other past insurance policies of Seller relating to the Business or the Assets (such insurance policies shall collectively be referred to herein as the "Insurance Policies") with respect to claims arising from the Business or Assets relating to Assumed Liabilities, whether asserted prior to or after the Closing Date. Seller shall advise Buyer of material developments in respect of such claims and shall not settle or otherwise resolve any claims so asserted without the prior consent of Buyer, such consent not to be unreasonably withheld, provided, however, that Seller may settle claims or policies relating to the Business or the Assets relating to Assumed Liabilities (other than claims under or policies constituting AEGIS Policies, as defined in clause
(b) below) without the prior consent of Buyer in connection with a settlement of policies of Seller relating to the Excluded Assets or Retained Liabilities, including Seller's businesses other than the Business, subject to remittance by Seller to Buyer of an allocable portion of the proceeds of such settlement (net of Seller's costs and expenses), as determined by the insurers with whom such claims are settled (or in the absence of such allocation by the insurers, by Seller in proportion to the claims attributable to the Assumed Liabilities to the totality of Seller's claims to such insurers). Seller shall remit to Buyer all insurance proceeds obtained after Closing in respect of claims arising from the Business or Assets relating to Assumed Liabilities. Seller agrees to use commercially reasonable efforts to negotiate with each of its insurance companies in order to provide Buyer the benefit of the coverage under the policies for all claims arising prior to the Closing from the Business or Assets related to the Assumed Liabilities whether asserted before or after the Closing Date and to cooperate with Buyer with any efforts to obtain "tail" coverage, at Buyer's sole cost, with respect to any "claims made policies." Notwithstanding anything herein to the contrary, any recovery of insurance proceeds by Buyer shall be net of all Seller's cost and expenses. Seller shall give access to Buyer to all of the non-privileged information relating to these matters and shall consult with Buyer on the progress thereof from time to time. Nothing set forth in this Section 6.9 shall limit Seller's right to assert claims under any Insurance Policies in respect of Retained Liabilities.

                  (b) Upon Buyer's request, except as otherwise provided herein, to the maximum extent permitted by the terms of the Insurance Policies listed on
Part I of Schedule 6.9(b) (the "AEGIS Policies"), Seller shall transfer, assign, convey and deliver to Buyer all Seller's rights, if any, under the AEGIS Policies solely to the extent of coverage arising from the Business or Assets relating to Assumed Liabilities. Anything in this Agreement to the contrary notwithstanding, this Section 6.9(b) shall not be construed to operate as an assignment of any rights under any such AEGIS Policy if an attempted assignment thereof, without the Consent of a third party thereto, would render such AEGIS Policy null and void or otherwise adversely affect the aggregate amount or terms of coverage available thereunder. In addition, Seller shall use commercially reasonable efforts to cause the insurer in respect of Policy No. X0012A1A06 (constituting one of the AEGIS Policies) to issue an endorsement substantially in the form attached hereto as Part II of Schedule 6.9(b), and Buyer acknowledges that issuance of such endorsement shall satisfy Seller's obligations under the fourth sentence of Section 6.9(a) with respect to such AEGIS Policy. In the event that the insurer under the AEGIS Policies shall fail to pay a claim arising from the Business or Assets relating to the Assumed Liabilities, Seller agrees that, at Buyer's request, Seller shall use commercially reasonable efforts to pursue such claim against the insurer, including through litigation, at the sole expense of Buyer. Seller shall advise Buyer of material developments in respect of such claims and shall not settle or otherwise resolve any such claim without the prior consent of Buyer, such consent not to be unreasonably withheld. Buyer hereby acknowledges that Seller has asserted, and there are currently outstanding, claims under certain of the

AEGIS Policies in an aggregate amount equal to $2.3 million in respect of environmental costs and expenses incurred by Seller prior to the Closing ("Seller's Environmental Claim"). Except as provided in this Section 6.9(b), Seller shall keep the AEGIS Policies in full force and effect, take no action with respect to the AEGIS Policies to terminate or reduce the coverage available thereunder and make all required payments thereunder. Notwithstanding anything herein to the contrary, Seller shall not be obligated, in respect of any policy period after the Closing Date, to continue to purchase insurance coverage from AEGIS. To the extent that the AEGIS Policies provide coverage for the benefit of both Buyer and Seller, both parties reserve the right to submit claims under those policies and to use commercially reasonably efforts to prosecute such claims provided the resolution of the claim does not reduce the amount of coverage available to the other party by more than the amount of proceeds recovered by such party.

          (c) Except as provided in this Section 6.9(c), after the Closing, Buyer shall be responsible for, and neither Seller nor any of its Affiliates shall have any responsibility for, the payment of any deductible amounts, underlying limits or excess or excluded amounts attributable to the Insurance Policies, provided that Seller shall retain such responsibility for claims that relate to the Retained Liabilities and Seller's Environmental Claim. Buyer acknowledges that certain of the Insurance Policies may require Seller or any of its Affiliates to provide an indemnity to the insurer for deductible amounts and to provide collateral to secure such indemnity obligations. Buyer shall enter into an indemnification agreement in form mutually acceptable to Buyer and Seller wherein Buyer agrees to indemnify and hold harmless Seller or any of its Affiliates (as applicable) for any and all of the costs of maintaining such collateral and for any charges made against such collateral or indemnification payments or for any expenses reasonably incurred by Seller in connection with claims arising or alleged to arise from the operations of the Business under or with respect to such Insurance Policies from and after the Closing Date. If there is a retrospective adjustment in respect of any of the Insurance Policies, Buyer shall pay to Seller its allocable portion of such adjustment.

          (d) Seller makes no representation or warranty with respect to the applicability, validity or adequacy of any Insurance Policies, and Seller shall not be responsible to Buyer or any of its Affiliates for the failure of any insurer to pay under such Insurance Policy.

          (e) Nothing in this Agreement is intended to provide or shall be construed as providing a benefit or release to any insurer or claims service organization of any obligation under any Insurance Policy. Nothing herein shall be construed as creating or permitting any insurer or claims service organization the right of subrogation against Seller or Buyer or any of their Affiliates in respect of payments made by one to the other under any Insurance Policy.

          (H) SCHEDULE 6.9. The Sale Agreement shall be amended by adding thereto new Schedules 6.9(a) and 6.9(b) in the forms attached hereto.

          (I) SECTION 6.13. Section 6.13 of the Sale Agreement shall be amended by amending the second sentence thereof to read in its entirety as follows:
"Seller shall deliver the Audited Financials to Buyer not later than five (5) Business Days after the Closing."

          (J) SECTION 6.15. The Sale Agreement shall be amended by inserting therein a new Section 6.15 to read in its entirety as follows:

          SECTION 6.15. FURTHER ASSURANCES; COOPERATION. From time to time after the Closing Date, without further consideration, Seller will execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively consummate the sale and purchase of the Assets or to more effectively vest in Buyer good and indefeasible title to the Assets subject to the Permitted Encumbrances. Seller shall cooperate with Buyer, at Buyer's expense, in Buyer's efforts to cure or remove any Permitted Encumbrances that Buyer reasonably deems objectionable. From time to time after the Closing Date, without further consideration, Buyer will execute and deliver such documents to Seller as Seller may reasonably request in order to evidence Buyer's assumption of the Assumed Liabilities.

          (K) SECTION 12.3. The first sentence of Section 12.3(b) shall be amended in its entirety to read as follows:

Except as provided below, the representations and warranties of Seller set forth in this Agreement shall survive the Closing until the first anniversary of the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 5.2 (Authority Relative to this Agreement and Binding Effect),
Section 5.5 (Title to Assets; Encumbrances), and Section 5.17 (Brokers) shall survive indefinitely, (ii) representations and warranties set forth in Section
5.9 (Taxes) shall survive for a period equal to the applicable statute of limitations for the taxable year for each Tax, and (iii) representations and warranties set forth in clauses (e) through (j) of Section 5.13 shall survive until the second anniversary of the Closing Date.

          (L) SECTION 12.4. Section 12.4 shall be amended by adding at the end thereof the following sentence: "Buyer shall have no liability for any claim or Loss to the extent of insurance proceeds actually received by Seller in respect thereof under insurance maintained by or for the benefit of Seller or any Affiliate of Seller."

     4. NO OTHER MODIFICATION. This First Amendment Agreement amends the Sale Agreement and the Employee Agreement only to the extent and in the manner herein set forth. In all other respects, the terms and conditions of the Sale Agreement and the Employee Agreement shall remain in full force and effect.

     5. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                [Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.


                                         SOUTHERN UNION COMPANY


                                         By:  __________________________
                                         Name:  _______________________
                                         Title:  ________________________


                                         UGI CORPORATION


                                         By:  __________________________
                                         Name:  _______________________
                                         Title:  ________________________




                  [Signature page to First Amendment Agreement
               between Southern Union Company and UGI Corporation]

                                  Schedule 5.13
                                Employee Matters

1.   Medical (Active and Retired):

     a. United Health Care: PPO program under an ASO arrangement with a specific stop loss ($225,000).

     b.   Geisinger Health Plan: HMO program under a fully insured arrangement.

     c.   First Priority Health: HMO program under a fully insured arrangement.

2.   Dental: Delta Dental of RI - PPO program under an ASO arrangement.

3.   Vision: Vision Benefits of America - PPO program under an ASO arrangement.

4.   Life and AD&D: non-contributory with Aetna.

5.   Voluntary Life: contributory with Aetna.

6.   Voluntary Spouse & Dependent Life: contributory with Aetna.

7.   LTD: non-contributory with Aetna.

8. Pension: Defined Benefit Plan - Employees' Retirement Plan of Southern Union Company Pennsylvania Division

9.   Defined Contribution Plan: Southern Union Savings Plan

10. Compensation Deferral Plan: Southern Union Company Supplemental Deferred Compensation Plan.

11.  Bonus Program

12.  Southern Union Company Severance Pay Plan

13.  Stock Option Plan:

     a.   Southern Union 1992 Long Term Stock Incentive Plan

     b.   Southern Union Company 2003 Stock and Incentive Plan

14.  Other Benefits:

     a.   Sick Days

          i.   Sick Pay Bonus Program

     b.   Personal Day

     c.   Holidays

     d.   Vacation

     e.   Employee Assistance Program - Care24 with United Health Care

     f.   Employee Stock Purchase Program - ComputreShare

     g.   Tuition Reimbursement

     h.   Holiday Gift Cards


     i.   Flex Plan - United Health Care

          i.   Healthcare Flexible Spending Account

          ii.  Dependent Care Flexible Spending Account

          iii. Transportation Flexible Spending Account

15. Collective Bargaining Agreements between PG Energy and International Brotherhood of Electrical Workers, AFL-CIO, Scranton and Carbondale Operating Areas, including Mid Valley Local Union #2244

16. Collective Bargaining Agreements between PG Energy and International Brotherhood of Electrical Workers, AFL-CIO, Scranton and Carbondale Operating Areas, including Mid Valley Local Union #2244, and the Collective Bargaining Agreement between PG Energy and Utility Workers Union of America, AFL-CIO, Local Unions #406, 407, 408 and 529

                                Schedule 5.13(i)
                                  Benefit Claim

A pre-retirement spousal death benefit claim is currently pending under the Southern Union Company Pennsylvania Division Employees' Retirement Plan.

                                 SCHEDULE 6.9(B)

                                     PART I

AEGIS Policies:

168
168A
168NJ

X0168A1A89
X0168A1A90
X0168A1A91
X0168A1A92
X0168A1A93
X0168A1A94
X0168A1A95
X0168A1A96

                                   X0012A1A06

                                 SCHEDULE 6.9(B)

                                     PART II


Effective "Date of Sale"

["In consideration of the return premium of $xxxxxx it is herein agreed that this POLICY shall no longer provide coverage for CLAIMS arising out of the "assets sold to UGI" which occur on or after the date of Closing . In accordance with Definition P(3), CLAIMS arising out of the "assets sold to UGI" which occurred prior to the date of Closing will be covered by this POLICY subject to the terms and conditions herein."]